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                     October 28, 2020

       Wei Chen
       Chief Executive Officer
       Orisun Acquisition Corp.
       555 Madison Avenue, Room 543
       New York, NY 10022

                                                        Re: Orisun Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 21,
2020
                                                            File No. 001-39014

       Dear Ms. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Giovanni Caruso, Esq.